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                                                       EXHIBIT 4(p)

                                            PRUCO LIFE INSURANCE COMPANY
                                            (a Prudential Financial company)
                                            2999 NORTH 44th STREET, SUITE 250
                                            PHOENIX, ARIZONA  85014

                               SCHEDULE SUPPLEMENT
                          PERIODIC VALUE DEATH BENEFIT

CONTRACT NUMBER:  [001-00001]

EFFECTIVE DATE OF THE PERIODIC VALUE DEATH BENEFIT ENDORSEMENT: [Contract Date]

ENDORSEMENT DEATH BENEFIT TARGET DATE:

      [One Owner: [The later of the Contract Anniversary coinciding with or next following the current Owner's [80th] birthday or the [5th] Contract Anniversary following the Effective Date of the Endorsement]

      More than One Owner: [The later of the Contract Anniversary coinciding with or next following the older Owner's [80th] birthday or the [5th] Contract Anniversary following the Effective Date of the Endorsement]

      The Owner is an Entity: [The later of the Contract Anniversary coinciding with or next following the current Annuitant's [80th] birthday or the [5th] Contract Anniversary following the Effective Date of the Endorsement]]

FREQUENCY OF EACH PERIODIC ANNIVERSARY: [One day]

CURRENT CHARGE AS OF THE EFFECTIVE DATE OF THE ENDORSEMENT: [Assessed daily at the annual rate of [0.50]%]

[CHARGE THAT WOULD APPLY AS OF THE EFFECTIVE DATE OF THE ENDORSEMENT IF NO OTHER OPTIONS WERE ELECTED: [0.60]%]

TERMINATION: [Elective termination is not available.]